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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-08723
                                                                       ---------

                            WESTERN PROPERTIES TRUST
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             (Exact name of registrant as specified in its charter)


           2200 POWELL STREET, SUITE 600, EMERYVILLE, CALIFORNIA 94608
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           COMMON SHARES, NO PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                    Rule l2g-4(a)(1)(i)   [X]      Rule l2h-3(b)(l)(i)   [X]
                    Rule l2g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]
                    Rule l2g-4(a)(2)(i)   [ ]      Rule l2h-3(b)(2)(i)   [ ]
                    Rule l2g-4(a)(2)(ii)  [ ]      Rule l2h-3(b)(2)(ii)  [ ]
                                                   Rule l5d-6            [ ]


         Approximate number of holders of record as of the certification or notice date: NONE
             ----

         Pursuant to the requirements of the Securities Exchange Act of 1934, PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: NOVEMBER 13, 2000             By: /s/ JOSEPH B. TYSON
                                        ----------------------------------------
                                        JOSEPH B. TYSON,  EXECUTIVE VICE
                                        PRESIDENT, CHIEF FINANCIAL OFFICER AND
                                        SECRETARY

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                             POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
                             COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                             ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
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